Exhibit 10.1

THE COOPER COMPANIES, INC.

CHANGE IN CONTROL SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

Plan Effective Date: May 21 2007

THE COOPER COMPANIES, INC. CHANGE IN CONTROL SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

The Cooper Companies Inc.’s Change in Control Severance Plan (the “Plan”) provides severance benefits to certain employees (“Covered Employees”) of The Cooper Companies Inc. (the “Company”). The Plan is effective for eligible employees who receive either a Change in Control Severance Agreement or Change in Control Severance Plan Participation Notice (each, an “Agreement”) and who otherwise satisfy the conditions set forth in such Agreement and the provisions of this Plan.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the State identified in the Agreement, without reference to the conflict of law provisions thereof.

This document and your Agreement constitute both the official plan document and the required summary plan description under ERISA.

I. ELIGIBILITY

You will become a Covered Employee in the Plan only: (i) if you are selected by the Company to be eligible to participate in this Plan and (ii) if you receive an Agreement (the provisions of which are incorporated by reference). Additionally, if you receive a Change in Control Severance Agreement (rather than a Change in Control Severance Plan Participation Notice), you must sign the Agreement indicating your agreement to be bound by the terms of this Plan and you must return such signed Agreement to the Company.

If you are a Covered Employee, you shall be eligible for severance benefits at such times and in such amounts as may be specified in your Agreement.

II. BENEFITS

The benefits to which you may become entitled are set forth in your Agreement.

III. OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Company has full and sole discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation in and for benefits under the Plan, to determine the amount of benefits (if any) payable per participant, and to any terms of this document. All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Company may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the Plan.

Source of Benefits. The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you received under the Plan you may submit a signed, written application to the Chief Administrative Officer. You will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that Chief Administrative Officer, receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, you will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which Chief Administrative Officer, expects to notify you of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If your claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for you to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the Plan’s review procedures and the applicable time limits, including a statement of your right to bring a civil suit under section 502(a) of ERISA following denial of your claim on review.

You will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Plan for purposes of such review. This request should include the reasons you are requesting a review and may include facts supporting your request and any other relevant comments, documents, records and other information relating to your claim. Upon request and free of charge, you will be provided with reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. A final, written determination of your eligibility for benefits shall be made within sixty (60) days of receipt of your request for review, unless special circumstances require an extension of time for processing the claim, in which case you will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which you should expect notification of approval or denial of your claim. This review will take into account all comments, documents, records and other information submitted by you relating to your claim, whether or not submitted or considered in the initial review of your claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because you fail to submit information that is necessary to decide your claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to you until the date on which you respond to the request for additional information. If your claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. The written notification will also include a statement of your right to bring an action under section 502(a) of ERISA.

If your claim is initially denied or is denied upon review, you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) your claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any. In pursuing any of your rights set forth in this section, your authorized representative may act on your behalf.

If you do not receive notice within the time periods described above, whether on initial determination or review, you may initiate a lawsuit under Section 502(a) of ERISA.

Plan Amendment or Termination. The Company reserves the right to terminate or amend the Plan at any time, in whole or in part, and in any manner, and for any reason. Any termination or amendment of the Plan will be effective only after two years advance written notice to Covered Employees if such amendment or termination would result in a reduction of benefits that Covered Employees would have otherwise been able to receive under the pre-amended Plan.

At-Will Employment. No provision of the Plan is intended to provide you with any right to continue as an employee with the Company or its subsidiaries, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company or its subsidiaries to terminate the employment or service of any individual at any time for any reason, with or without cause.

Section 409A of the Internal Revenue Code. This Plan is intended to provide severance benefits under ERISA. The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, in the event this Plan or any benefit paid under this Plan to a Covered Employee is deemed to be subject to Section 409A of the Internal Revenue Code, each Covered Employee consents to the Company’s adoption of such conforming amendments as the Legal Department of the Company deems advisable or necessary, in its sole discretion, to comply with Section 409A of the Internal Revenue Code (including without limitation delaying the timing of payments), without reducing the amounts of any benefits due to Covered Employee hereunder (excluding for this purpose any decrease in the present value of the benefits).

Indemnification. The Company agrees to indemnify its officers and employees and the members of the Board of Directors of the Company from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.

Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

IV. STATEMENT OF ERISA RIGHTS

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as work sites, all documents governing the plan.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents and do not receive it within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance form the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	The Cooper Companies, Inc. Change in Control Severance Plan

The Cooper Companies Sponsoring Plan:	The Cooper Companies 6140 Stoneridge Mall Road, Suite 590 Pleasanton, CA 94588

Employer Identification Number:	94-2657368

Plan Number:	504

Plan Year:	2007

Plan Administrator:	The Cooper Companies c/o Chief Administrative Officer 6140 Stoneridge Mall Road, Suite 590 Pleasanton, CA 94588 Telephone No. (925) 460-3600

Agent for Service of Legal Process:	Plan Administrator, at the above address

Type of Plan:	Employee Welfare Benefit Plan providing for severance benefits

Plan Costs:	The cost of the Plan is paid by The Cooper Companies

Type of Administration:	Self-administration by the Plan Administrator